Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL PREFERRED

STOCK, SERIES E

OF

CAPITAL ONE FINANCIAL CORPORATION

Capital One Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 141 and 151 thereof, does hereby certify:

At a meeting of the Board of Directors (the “Board”) of the Corporation duly convened and held on January 29, 2015, the Board duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation’s authorized and unissued preferred stock (“Preferred Stock”), and (b) appointing a Preferred Stock Committee (the “Preferred Stock Committee”) of the Board to act on behalf of the Board in, without limitation, approving the terms and conditions of, and authorizing the execution, delivery and filing of any certificate of designations relating to any such series of Preferred Stock fixing the designations, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions of such series of Preferred Stock;

Thereafter, on May 11, 2015, the Preferred Stock Committee duly adopted the following resolution creating a series of 1,000,000 shares of Preferred Stock of the Corporation designated as “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E” by written consent:

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation and the amended and restated bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E” (hereinafter called “Series E Preferred Stock”). The authorized number of shares of Series E Preferred Stock shall be 1,000,000 shares, $0.01 par value per share, having a liquidation preference of $1,000 per share. The number of shares constituting Series E Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Restated Certificate of Incorporation of the Corporation, as

amended, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series E Preferred Stock would form a single series with the Series E Preferred Stock. Shares of Series E Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”. Shares of outstanding Series E Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(b) “original issue date” means the date of issue of the Series E Preferred Stock.

(c) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series E Preferred Stock.

Part 4. Certain Voting Matters. Holders of shares of Series E Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series E Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Capital One Financial Corporation has caused this Certificate of Designations to be signed by the undersigned as of this 12th day of May, 2015.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Kelly A. Ledman
Name:	Kelly A. Ledman
Title:	Assistant Secretary

[Signature Page to Series E Certificate of Designations]

Annex A

STANDARD PROVISIONS

Section 1. Definitions.

(a) “Business Day” means (i) during the Fixed Rate Period, any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are closed and (ii) during the Floating Rate Period, any day that would be considered a business day during the Fixed Rate Period that is also a “London banking day” as defined herein.

(b) “Calculation Agent” means Computershare Trust Company, N.A., collectively with Computershare Inc., or any other successor appointed by the Corporation, acting as Calculation Agent.

(c) “Dividend Determination Date” has the meaning set forth in Section 3(c).

(d) “Dividend Reset Date” has the meaning set forth in Section 3(c).

(e) “DTC” means The Depository Trust Company.

(f) “Fixed Rate Period” has the meaning set forth in Section 3(a).

(g) “Fixed Rate Period Dividend Payment Date” has the meaning set forth in Section 3(b).

(h) “Floating Rate Period” has the meaning set forth in Section 3(a).

(i) “Floating Rate Period Dividend Payment Date” has the meaning set forth in Section 3(c).

(j) “London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

(k) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series E Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series E Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series E Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series E Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series E Preferred Stock is outstanding.

(l) “Series E Dividend Payment Date” has the meaning set forth in Section 3(c).

(m) “Series E Dividend Period” has the meaning set forth in Section 3(a).

(n) “Series E Junior Securities” has the meaning set forth in Section 2(a).

(o) “Series E Parity Securities” has the meaning set forth in Section 2(b).

Section 2. Ranking. The shares of Series E Preferred Stock shall rank:

(a) senior, as to dividends and upon liquidation, dissolution and winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with the Series E Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series E Junior Securities”); and

(b) on a parity, as to dividends and upon liquidation, dissolution and winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series E Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be, including the Corporation’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, the Corporation’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C and the Corporation’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D (collectively, “Series E Parity Securities”).

(c) The Corporation may authorize and issue additional shares of Series E Junior Securities and Series E Parity Securities without the consent of the holders of the Series E Preferred Stock.

Section 3. Dividends.

(a) Holders of Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of the Series E Preferred Stock at a rate equal to 5.55% per annum for each Series E Dividend Period from the original issue date of the Series E Preferred Stock to, but excluding, June 1, 2020 (the “Fixed Rate Period”), and then at a floating rate equal to the then applicable three-month U.S. dollar LIBOR rate plus a spread of 3.80% per annum from June 1, 2020 through the redemption date of the Series E Preferred Stock, if any (the “Floating Rate Period”). If the Corporation issues additional shares of the Series E Preferred Stock after the original issue date, dividends on such shares will accrue from the date such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, during the Fixed Rate Period, dividends will be payable on the Series E Preferred Stock semi-annually, in arrears, on June 1 and December 1 of each year, beginning on December 1, 2015 and ending on June 1, 2020 (each, a “Fixed Rate Period Dividend Payment Date”). During the Fixed Rate Period, if any date on which dividends would otherwise be payable is not a Business Day, then the Series E Dividend Payment Date will be the next Business Day, without any adjustment to the amount.

(c) If declared by the Board or a duly authorized committee of the Board, during the Floating Rate Period, dividends will be payable on the Series E Preferred Stock quarterly, in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2020 (each, a “Floating Rate Period Dividend Payment Date” and together with the Fixed Rate Period Dividend Payment Date, a “Series E Dividend Payment Date”). During the Floating Rate Period, if any date on which dividends would otherwise be payable is not a Business Day, then the Series E Dividend Payment Date will be the next Business Day unless that day falls in the next calendar month, in which case the Series E Dividend Payment Date will be the immediately preceding Business Day, and dividends will accrue to the actual payment date. The dividend rate during the Floating Rate Period will be reset quarterly (the first day of each dividend period, as defined below, will be a “Dividend Reset Date”). The dividend rate for each dividend period in the Floating Rate Period will be determined by the Calculation Agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “Dividend Determination Date” for the dividend period. The Calculation Agent then will add three-month LIBOR as determined on the Dividend Determination Date and the applicable spread. Absent manifest error, the Calculation Agent’s determination of the dividend rate for a dividend period for the Preferred Stock will be binding and conclusive on the holders of Series E Preferred Stock, the transfer agent for the Series E Preferred Stock, and the Corporation. The dividend rate for a dividend period during the Floating Rate Period will be determined by the Calculation Agent as follows:

(i) As of a Dividend Determination Date, three-month LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such Dividend Determination Date. If on a Dividend Determination Date, such rate does not appear on the “Reuters Page LIBOR01” as of 11:00 a.m., London time, or if the “Reuters Page LIBOR01” is not available on such date, the Calculation Agent will obtain such rate from Bloomberg L.P.’s page “BBAM” (or any successor page).

(ii) If no rate appears on “Reuters Page LIBOR01” or Bloomberg L.P.’s page “BBAM” (or any successor page), then the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent after consultation with the Corporation, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the related Dividend Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Dividend Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, three-month

LIBOR determined on that Dividend Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, three-month LIBOR will be determined for the related interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that Dividend Reset Date, by three major banks in New York, New York, as selected by the Calculation Agent after consultation with the Corporation, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Dividend Reset Date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the Calculation Agent are not quoting as set forth above, three-month LIBOR for that Dividend Determination Date will remain three-month LIBOR for the then current dividend period.

(d) Dividends will be payable to holders of record of Series E Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series E Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series E Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(e) Dividends payable on Series E Preferred Stock during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on Series E Preferred Stock during the Floating Rate Period will be computed on the basis of the actual number of days and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series E Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series E Preferred Stock called for redemption.

(f) Dividends on the Series E Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series E Preferred Stock in respect of a Series E Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series E Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series E Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series E Dividend Period with respect to the Series E Preferred Stock, the Corporation’s Common Stock, or any other class or series of the Corporation’s Preferred Stock.

(g) So long as any share of Series E Preferred Stock remains outstanding:

(1) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series E Junior Securities, other than (i) a dividend payable solely in Series E Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series E Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series E Junior Securities for or into other Series E Junior Securities, (ii) the exchange or conversion of one share of Series E Junior Securities for or into another share of Series E Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series E Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series E Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series E Junior Securities pursuant to a contractually binding requirement to buy Series E Junior Securities existing prior to the preceding Series E Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series E Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Series E Junior Securities in the ordinary course of business, (viii) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation); and

(3) no shares of Series E Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series E Preferred Stock and such Series E Parity Securities, if any, (ii) as a result of a reclassification of Series E Parity Securities for or into other Series E Parity Securities, (iii) the exchange or conversion of Series E Parity Securities for or into other Series E Parity Securities or Series E Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series E Parity Securities, (v) purchases of shares of Series E Parity Securities pursuant to a contractually binding requirement to buy Series E Parity Securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series E Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Series E Parity Securities in the ordinary course of business, (viii) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporations of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series E Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation);

unless, in each case, the full dividends for the preceding Series E Dividend Period on all outstanding shares of Series E Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(h) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series E Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series E Preferred Stock. When dividends are not paid in full upon the shares of Series E Preferred Stock and any Series E Parity Securities, all dividends declared upon shares of Series E Preferred Stock and any Series E Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series E Preferred Stock, and accrued dividends, including any accumulations, on any Series E Parity Securities, bear to each other for the then-current Series E Dividend Period.

(i) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or any Series E Junior Securities or Series E Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series E Preferred Stock shall not be entitled to participate in any such dividend.

(j) Dividends on the Series E Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 4. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series E Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series E Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series E Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series E Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series E Preferred Stock and all holders of any Series E Parity Securities, the amounts paid to the holders of Series E Preferred Stock and to the holders of all Series E Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series E Preferred Stock and any Series E Parity Securities, the holders of the Corporation’s Series E Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series E Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Series E Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series E Preferred Stock is not redeemable prior to June 1, 2020. On and after that date, Series E Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series E Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends. Holders of Series E Preferred Stock will have no right to require the redemption or repurchase of Series E Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series E Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, upon notice given as provided in Subsection (b) below.

(b) If shares of Series E Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series E Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series E Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series E Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series E Preferred Stock, and such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section 6, except the right to receive the redemption price plus any declared and unpaid dividends.

(c) In case of any redemption of only part of the shares of Series E Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable.

(d) Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Preferred Stock.

Section 6. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series E Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series E Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series E Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation’s restated certificate of incorporation, as amended, so as to adversely affect the powers, preferences, privileges or rights of Series E Preferred Stock, taken as a whole, provided, however, that any increase in the amount of the authorized or issued shares of Series E Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series E Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series E Preferred Stock; and (3) consummate a binding share-exchange or reclassification involving the Series E Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series E Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series E Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series E Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed.

(c) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series E Preferred Stock for three semi-annual dividend periods or their equivalent, whether or not consecutive, the number of directors on the Board shall be increased by two at the Corporation’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series E Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of shares of Series E Preferred Stock shall have the right, voting as a class with holders of any other equally ranked series of Preferred Stock that have similar voting rights, to elect such two additional members of the Corporation’s Board to hold office for a term of one year; provided that the Corporation’s Board shall at no time include more than two additional directors elected by holders of Series E Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, voting together as one class. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Series E Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for three semi-annual dividend periods or their equivalent, whether or not consecutive, as described above. In addition, if and when the rights of holders of Series E Preferred Stock terminate for any reason, including under circumstances described above under Section 5, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 5), and the terms of any additional directors elected by the holders of Series E Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of such equally ranked series of Preferred Stock have similarly terminated.

Section 7. Conversion Rights. The holders of shares of Series E Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series E Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Certificates. The Corporation may at its option issue shares of Series E Preferred Stock without certificates.

Section 10. Calculation Agent. The Corporation may, in its sole discretion, remove the Calculation Agent in accordance with the agreement between the Corporation and the Calculation Agent; provided that the Corporation shall appoint a successor Calculation Agent who shall accept such appointment prior to the effectiveness of such removal.

Section 11. Transfer Agent. The duly appointed transfer agent for the Series E Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series E Preferred Stock.

Section 12. Registrar. The duly appointed registrar for the Series E Preferred Stock shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.